Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of XL Capital Ltd. on Form S-3 (File No. 333-155777), Form S-3 (File No. 333-130537), Form S-3 (File No. 333-116245), Form S-3 (File No. 333-101288), Form S-3 (File No. 333-76988), Form S-3 (File No. 333-72018), Form S-3 (File No. 333-66976), Form S-3 (File No. 333-130036), Form S-8 (File No. 333-161124), Form S-8 (File No. 333-161122),Form S-8 (File No. 333-89568), Form S-8 (File No. 333-81451), and Form S-8 (File No. 333-46250) of our report dated March 1, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
March 1, 2010